EXHIBIT 99.1

New Oriental Energy & Chemical Corp. Appoints
Mr. Li Donglai As Chief Financial Officer

NEW YORK, NY--February 20, 2009 -- New Oriental Energy & Chemical Corp. (NasdaqGM:NOEC), a specialty chemical and emerging coal-based alternative fuel manufacturer in The People's Republic of China (the "PRC"), today announced the appointment of Mr. Li Donglai as the Company’s Chief Financial Officer.

Since October, 2006, Mr. Li has served as a Vice President of the Company.  He also has been the Chief Financial Officer of the Company’s indirect wholly-owned subsidiary, Henan Jinding Chemical Co., Ltd. since September, 2003.

Previously, Mr. Li served as Controller and Vice President Finance of Xinyang Tianti Mining Development Co., Ltd.

Mr. Chen Si Qiang, CEO and Chairman of the Company, stated, "Mr. Li has a strong financial background and has performed well as CFO of our subsidiary company.  We welcome him to this new position where we believe he will be an important asset to our Company."

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp., listed on the NASDAQ Global Market (NasdaqGM:NOEC), is an emerging coal-based alternative fuels and specialty chemical manufacturer based in Henan Province, in the PRC. The Company's core products are urea and other coal-based chemicals primarily utilized as fertilizers. Future growth is anticipated from its focus on expanding production of coal-based alternative fuels, in particular, methanol, as an additive to gasoline and dimethyl ether (DME), which has been a cheaper, more environmentally friendly alternative to LPG for home heating and cooking, and diesel fuel for cars and buses. All of the Company's sales are made through a network of distribution partners in the PRC. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement

This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:

     Mr. Li Donglai
     Chief Financial Officer
     New Oriental Energy & Chemical Corp.
     Xicheng Industrial Zone of Luoshan, Xinyang
     Henan Province, The People's Republic of China
     Tel: (011-86) 139-3764-6299

     Investors:
     Mark Miller
     East West Network Group
     mmeastwest@hotmail.com
     Ph: (770) 436-7429

     Press:
     Ken Donenfeld
     DGI Investor Relations
     donfgroup@aol.com
     kdonenfeld@dgiir.com
     Ph: (212) 425-5700
     Fax: (212) 425-6951